Exhibit 99.2

PRESS RELEASE

APT COMPLETES ACQUISITION OF GHz  TECHNOLOGY, INC.

BEND, Oregon - Advanced Power Technology, Inc. (NASDAQ:  APTI), a leading supplier of high performance power semiconductors used in the conditioning and control of electrical power, announced today that it has completed the acquisition of the business and assets of GHz Technology, Inc., which include approximately $7.9 million of net cash, for approximately $13.5 million and 1.5 million shares of APT common stock. In addition APT will issue options to purchase approximately 0.7 million shares of APT in exchange for outstanding GHz stock options and for the retention of key GHz employees.

GHz’s products complement APT’s current portfolio of RF products which operate at frequencies ranging from 1 MHz to 100 MHz and are sold into applications such as semiconductor capital equipment, medical imaging and industrial systems. The GHz Technology products are capable of frequencies ranging from 10 MHz to 3.5 GHz and are primarily sold into applications such as avionics and radar as well as wireless communications and semiconductor capital equipment. The acquisition adds valuable RF technology to APT’s core capability in RF power transistors allowing APT to better serve its current markets and extending the range of APT products into fast growing higher frequency markets. In addition, GHz will add substantial RF engineering, manufacturing and marketing resources and talents to APT’s existing capabilities.  GHz will become the RF product group for APT with the Power product group remaining at APT. The operations of the APT RF product group will be managed by Frank Schneider, GHz’s President and CEO, who will report to Patrick Sireta, President and CEO of APT.

Patrick Sireta, APT’s Chief Executive Officer said: “ This acquisition is in line with our strategic focus on high power and high frequency, including RF, power semiconductors. The combination of GHz Technology and APT creates a leading supplier with broad RF silicon capability to serve diverse markets. We are excited about this strategic combination and look forward to capitalizing on the significant opportunities that it will present. We expect that this acquisition will be accretive to APT’s revenue per share and cash earnings per share in 2002 and will provide APT with substantial opportunities for enhanced profitable growth in the years ahead.”

About Advanced Power Technology

Advanced Power Technology is a leading supplier of high performance power semiconductors used in the conditioning and control of electrical power. The company’s products are used in communications and Internet infrastructure equipment, semiconductor capital equipment, as well as medical, industrial, and military and aerospace systems.  Additional information, including the company’s press releases and SEC filings, are available at no charge through the company’s Web site at www.advancedpower.com.

Safe Harbor Statement

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  APT cautions that such statements are subject to a number of uncertainties, and actual results may differ materially.  Factors that could affect the company’s actual results include the company’s effectiveness in continuing to secure additional design wins with new and existing customers, the ability of subcontractors to meet their delivery commitments; unfavorable changes in industry and competitive conditions; the company's mix of product shipments; the accuracy of customers forecasts; the effectiveness of the company's efforts to control and reduce costs; and other uncertainties disclosed in the company's S-1 filing with the Securities and Exchange Commission dated August 7, 2000, Annual Report on Form 10K filed on March 21, 2001 and other periodic filings make by the Company.  The Company assumes no obligation to update the information in this release.

Company Contact:

Greg M. Haugen

Vice President, Finance and Administration and CFO

Tel:                     (541) 382-8028

Fax:                     (541) 389-1241

E-Mail:   gregh@advancedpower.com